UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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KIRBY CORPORATION

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KIRBY CORPORATION

55 Waugh Drive, Suite 1000

Houston, Texas 77007

Supplemental Information Regarding Proposal 4

(Approval of Amendment of the 2005 Stock and Incentive Plan)

This additional proxy material is being filed to supplement the disclosure concerning the approval of amendment of the 2005 Stock and Incentive Plan discussed in Proposal 4 of our Proxy Statement filed with the Securities and Exchange Commission on March 3, 2021.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

Houston, Texas 77007

March 31, 2021

Dear Fellow Stockholders:

Kirby Corporation’s (“Kirby”, “we”, or the “Company”) Annual Meeting of Stockholders will be held on Tuesday, April 27, 2021 at 10:00 a.m., Central Daylight Time, using the virtual-only format described in the 2021 Proxy Statement that was sent earlier this month. We are sending you this letter to ask you to vote FOR Proposal 4 in our 2021 Proxy Statement, which is our proposal to amend the Company’s 2005 Stock and Incentive Plan (as previously amended and currently in effect, the “Employee Plan”). The proposal, if approved, principally amends the Employee Plan to increase the capacity by 1,400,000 shares and extend the term of the Employee Plan from April 23, 2022 to April 27, 2027. The proposed amendment also includes new minimum vesting requirements, provides for the application of our new clawback policy to awards granted under the Employee Plan, provides that shares withheld by the Company to pay applicable withholding taxes on awards or the exercise price for stock options will not be available for future issuance under the Employee Plan, and includes certain other clarifying and administrative changes.

As described in our Proxy Statement, our Board of Directors unanimously recommends a vote FOR the amendment to the Employee Plan. One proxy advisory firm, Glass Lewis has also recommended a vote FOR the amendment to the Employee Plan. However, another proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended a vote AGAINST the amendment to the Employee Plan for the reasons stated in its 2021 Proxy Analysis and Benchmark Voting Recommendations report (the “ISS Proxy Report”). While we respect ISS’s methodology and process, we firmly disagree with its recommendation.

The Company’s Employee Plan is designed to attract and retain talented employees, motivate performance over time, and encourage performance that results in increased profitability and stockholder returns. Kirby has historically targeted compensation levels at or sometimes below the median of our peers. This has allowed Kirby to consistently maintain annual burn rates below that of industry peers, which, as ISS discloses in the ISS Proxy Report, have a median 3-year average adjusted burn rate of 1.30% compared to the Company’s average adjusted burn rate of 0.78%. In addition, for the 2021 Annual Meeting, both Glass Lewis and ISS have recommended a vote FOR our 2020 named executive officer compensation say-on-pay proposal.

In the ISS Proxy Report, ISS outlined several areas of concern related to the Employee Plan amendment, including plan cost, plan features, and grant practices. The below commentary outlines our understanding of ISS’s key concerns and our response to those concerns, and includes additional supplemental unvested share and unexercised stock option data as of the March 1, 2021 record date.

Plan Cost

In the ISS Proxy Report, ISS indicated concern that the Employee Plan cost is excessive, particularly with respect to the shares available to be issued under the Employee Plan in addition to newly requested shares. For purposes of evaluating the cost of the Employee Plan, ISS methodology considered available shares remaining under all stock plans, including both the Employee Plan and the 2000 Nonemployee Director Stock Plan (as previously amended and proposed to be amended, the “Director Plan”). Since the shares reserved under the Director Plan may be issued only to Kirby’s non-employee directors, we believe the inclusion of those shares in the evaluation of the proposed amendment to the Employee Plan significantly overstates the future cost of the Employee Plan.

In addition, the ISS analysis appears to consider the number of shares which were available as of December 31, 2020 per the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “2020 Form 10-K”). As disclosed in our 2021 Proxy Statement and in the 2020 Form 10-K, the Company granted shares under the Employee Plan totaling 309,506 shares in January 2021.

These shares are not available for future grants under the Employee Plan and should therefore be excluded from the calculation of the Employee Plan’s future cost. In total, as of March 1, 2021, only 825,171 shares were available for future equity grants under the Employee Plan alone, significantly lower than the 1,521,907 shares collectively available under the Director Plan and the Employee Plan as of December 31, 2020.

Excluding the shares covered by equity awards granted in January 2021, the combined cost of the Employee Plan and Director Plan shares would be 4.40% of outstanding shares. Further, if the available Director Plan shares totaling 421,220 are excluded, the actual Employee Plan cost calculates to 3.70% of outstanding shares, which is below the ISS benchmark. In addition, the total potential dilution including unvested shares and unexercised stock options outstanding under the Employee Plan and the Director Plan would be 6.50%, and the potential dilution of the Employee Plan alone would be 5.63%. Given these facts, we do not believe that the Employee Plan cost is excessive. The following tables set forth the calculations of the cost and potential dilution of the Employee Plan.

	December 31, 2020	March 1, 2021
	Employee Plan and Director Plan	Employee Plan and Director Plan	Employee Plan
Shares available to be issued	1,521,907	1,246,391	825,171
New shares requested	1,400,000	1,400,000	1,400,000

	2,921,907	2,646,391	2,225,171
Shares outstanding at March 1, 2021	60,086,084	60,086,084	60,086,084

Plan Cost	4.86%	4.40%	3.70%

	December 31, 2020	March 1, 2021
	Employee Plan and Director Plan	Employee Plan and Director Plan	Employee Plan
Shares available to be issued	1,521,907	1,246,391	825,171
New shares requested	1,400,000	1,400,000	1,400,000
Unvested shares and unexercised stock options outstanding	1,104,497	1,258,894	1,160,010

	4,026,404	3,905,285	3,385,181
Shares outstanding at March 1, 2021	60,086,084	60,086,084	60,086,084

Potential Dilution	6.70%	6.50%	5.63%

Plan Features

In the ISS Proxy Report, ISS also indicated concern regarding our Board of Director’s broad discretion to accelerate vesting of grants under the Employee Plan. At Kirby, it has been our practice that discretionary vesting is based on rewarding employees for service, such as retirement of an employee or in the case of an employee’s death or permanent disability. It is not intended to be used inappropriately or without the approval of the full Board of Directors. Further, the Employee Plan, if amended as proposed, would provide that all stock options, restricted stock, restricted stock units, and share-based performance awards granted on or after April 27, 2021 may not vest, in whole or in part, prior to the one-year anniversary of the date of the grant which would limit the Board’s discretion to accelerate vesting except for limited events such as death or disability of the participant or a change of control. We therefore do not believe that this factor has an overall negative impact on the Employee Plan or our stockholders.

ISS also indicated the Employee Plan does not prohibit dividends on unvested equity awards. It is important to note that the Company has not paid dividends since 1989 and does not currently have plans to implement a dividend. Accordingly, we do not believe the lack of a prohibition on the payment of dividends on unvested equity awards has a negative impact on the Employee Plan or our stockholders.

Grant Practices

In the ISS Proxy Report, ISS expressed concern that the estimated Employee Plan duration was in excess of six years. The Employee Plan, as contemplated to be amended, extends the current term of the Employee Plan by five years to April 27, 2027, which results in a total plan duration of only six additional years from the date of the 2021 Annual Meeting. Any amendment to further extend the term would require stockholder approval.

Lastly, ISS also noted that the Employee Plan did not include any performance based equity in the last three years, and therefore awarded no points for this scoring component. While true, it is important to consider that approximately 40% of Kirby’s CEO long-term incentive value has historically been in the form of performance based awards, which are settled in cash to reduce shareholder dilution. Year-after-year, Kirby has been sensitive to shareholder dilution and the efficient use of all capital in compensation programs. Prior to 2021, 20% of our CEO’s award was provided in the form of stock options, which we believe deliver “pay for performance” because they are linked to stock price appreciation. However, we have been mindful of the dilutive impact of stock options, and in 2021, the Compensation Committee removed stock options from the mix of executive long-term incentives so that executive equity based compensation is now provided in the form of time-based restricted stock units.

Conclusion

In summary, although we understand the methodologies used by ISS to reach the conclusion to recommend a vote AGAINST the proposal to amend the 2005 Stock and Incentive Plan at the 2021 Annual Meeting on April 27, 2021, we believe their analysis, in the case of Kirby, has significant limitations. We firmly believe the proposed amendment to the Employee Plan is reasonable and aligned with the best interest of the Company, its employees, and its stockholders. With the COVID-19 pandemic having a significant impact on our businesses, we are currently in a time of business recovery and transformation, and we believe that the ability to issue awards under the Employee Plan in order to attract and retain key talent is imperative to our success moving forward. Competition for the best and the brightest in our industries is at an all-time high, and we are seeking to adapt while remaining aligned with our stockholders.

For these and the reasons detailed in the foregoing discussion, we respectfully ask you to vote FOR Proposal 4 and if you previously voted against Proposal 4, we hope you will reconsider your vote for the reasons given.

Best regards,

William G. Harvey

Executive Vice President and CFO

Forward-Looking Statements: Certain statements in this communication may be considered forward-looking. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this communication.